Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228671, 333- 248980, 333-251073) and Form F-3 (Nos. 333-231417, 333-249311, 333-250076, 333-251647) of Alterity Therapeutics Limited of our report dated August 31, 2022 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers
Melbourne, Australia
August 31, 2022